Exhibit 10(xxxi)


                           EMPLOYMENT AGREEMENT


          This EMPLOYMENT AGREEMENT (the "Agreement") is made as of February 6, 1995, between DOMINION RESOURCES, INC. (the "Company") and TYNDALL L. BAUCOM (the "Executive").

                                 RECITALS:

          The Board of Directors of Dominion Resources, Inc. (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors believes that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties.

          To accomplish this purpose, the Company and the Executive entered into an employment agreement as of August 12, 1994 (the "August, 1994 Employment Agreement"). The Executive is now serving as President of the Company and has assumed substantial additional responsibilities. The Organization and Compensation Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into a new employment agreement with the Executive, which shall replace the Executive's August, 1994 Employment Agreement. The Company acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs. The Executive has agreed to continue to be employed by the Company under the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

          1. Employment. The Company will employ the Executive, and the Executive will continue in the employment of the Company, as an executive of the Company, for the period beginning August 12, 1994 and ending March 1, 1997 (the "Term of this Agreement"), according to the terms of this Agreement.

          2. Duties. The Company and the Executive agree that, during the Term of this Agreement, the Executive will serve in a senior management position with the Company. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors and Chief Executive Officer of the Company with respect to the performance of his duties.

          3. Effect on Other Agreements. This Agreement sets forth the entire understanding of the parties with respect to the Executive's employment with the Company. The August, 1994 Employment Agreement and the Employment Continuity Agreement between the Executive and the Company will terminate as of the date on which this Agreement is executed. This Agreement supersedes and replaces the Executive's August, 1994 Employment Agreement, the Executive's Employment Continuity Agreement, and any other employment agreements between the Executive and the Company (collectively, the "Prior Agreements"). The term "employment agreement" as used in the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates or any credited service agreement under which the Executive receives years of service credit for retirement plan purposes. The Executive and the Company agree that, effective as of the execution of this Agreement, the Executive's Prior Agreements are null and void.

          4. Affiliates. Employment by an Affiliate of the Company or a successor to the Company will be considered employment by the Company for purposes of this Agreement, and termination of employment with the Company means termination of employment with the Company and all its Affiliates and successors. The term "Company" as used in this Agreement will be deemed to include Affiliates and successors. For purposes of this Agreement, the term "Affiliate" means the subsidiaries of Dominion Resources, Inc. and other entities under common control with Dominion Resources, Inc.

          5.   Compensation and Benefits.

               (a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

                    (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the beginning of the Term of this Agreement. The Board of Directors will evaluate the Executive's performance at least annually and will consider annual increases in the Executive's salary based on the Executive's performance.

                   (ii) The Executive will be entitled to receive incentive awards if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award. The Board of Directors will make its determination consistent with the methodology used by the Company for compensating its senior management employees.

If the Executive is employed by an Affiliate or a successor (as described in Section 4), the term "Board of Directors" as used in this Section 5(a) and in Section 7(a)(iii) means the Board of Directors of the Executive's employer.

               (b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior executives of the Company in retirement plans, cash and stock incentive plans, fringe benefit plans and other employee benefit plans and programs provided by the Company for its senior management employees from time to time.

          6. Benefits Upon Completion of the Term of this Agreement. If the Executive continues in the employment of the Company through March 1, 1997, the Executive will be entitled to receive the following additional benefits:

               (a) The Executive will receive from the Company a lump sum completion bonus equal to 25% of the base salary and annual cash incentive awards paid to the Executive during the Term of this Agreement (including the cash incentive award for the 1996 fiscal year, even if payment is postponed beyond March 1, 1997). Under this provision, the Executive's completion bonus payable with respect to incentive awards will be based on the Executive's 1994, 1995 and 1996 fiscal year cash incentive awards, which are to be paid in February, 1995, 1996 and 1997, respectively.
          Salary and incentive awards that the Executive has elected to defer will be taken into account for purposes of this Agreement without regard to the deferral. Payment will be made within 30 days after March 1, 1997.

               (b) The Executive's retirement benefits under the Company's Retirement Plan and Benefit Restoration Plan will be computed based on the greater of (i) the Executive's annual salary during his final year of employment or (ii) the Executive's final five-year average compensation, as described in the Company's Retirement Plan. Any supplemental benefit to be provided under this subsection (b) will be provided as a supplemental benefit under this Agreement and will not be provided directly from the Retirement Plan.

               (c) The Executive's retirement and supplemental retirement benefits under the Company's plans will be computed as if the Executive had attained age 60 and completed at least 30 years of service.

          7.   Termination of Employment.

               (a) If the Company terminates the Executive's employment, other than for Cause (as defined in Section 9 below), during the Term of this Agreement, the Company will pay the Executive a lump sum payment equal to the present value of the Executive's annual base salary and annual cash incentive awards (computed as described below) for the balance of the Term of this Agreement. The lump sum payment will be computed as follows:

                    (i) For purposes of this calculation, the Executive's annual base salary for the balance of the Term of the Agreement will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period preceding his termination of employment. For purposes of this calculation, the Executive's annual cash incentive awards for the balance of the Term of the Agreement will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period preceding his termination of employment. Salary and incentive awards that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

                   (ii) The salary and incentive award for any partial year in the Term of this Agreement will be a pro-rated portion of the annual amount.

                  (iii) If the Executive has not yet received an annual cash incentive award for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive's termination of employment. If the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the lump sum payment will be increased to include an award for the year preceding the Executive's termination of employment. The incentive award for the year or portion of the year preceding the Executive's termination of employment will be determined according to clause (i) above, unless the Board of Directors made a good faith final determination of the amount of the applicable incentive award pursuant to Section 5(a)(ii) before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

                   (iv) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable Federal short-term rate in effect on the date as of which the present value is determined, as determined under Section 1274(d) of the Code, compounded monthly.

                    (v) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

               (b) If the Company terminates the Executive's employment, other than for Cause, during the Term of this Agreement, the Executive will be entitled to receive the following additional benefits determined as of the date of his termination of employment:

                    (i) The Executive will receive a lump sum payment equal to the present value of the completion bonus described in Section 6(a) that would be payable to the Executive if he remained an employee through the Term of this Agreement.
               For purposes of this calculation, the Executive's base salary for the balance of the Term of this Agreement will be calculated at a rate equal to the highest annual base salary paid to the Executive during the three-year period preceding his termination of employment. For purposes of this calculation, the Executive's annual cash incentive awards that would be paid during the balance of the Term of this Agreement will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period preceding his termination of employment; provided that if the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the award for that year will be determined as described in the last two sentences of subsection (a)(iii) above. Payment will be made within 30 days after the Executive's termination of employment. Present value will be computed as of the date of the Executive's termination of employment, based on the interest rate described in subsection (a).

                   (ii) The Executive will receive the enhanced retirement benefits and age and service credit described in Sections 6(b) and (c) above as of the date of his termination of employment.

                  (iii) Any outstanding restricted stock that would become vested (that is, transferable and nonforfeitable) if the Executive remained an employee through the Term of this Agreement will become vested as of the date of the Executive's termination of employment (or as of the date described in the next sentence, if applicable). In addition, if the Company has agreed to award the Executive restricted stock at the end of a performance period, subject to the Company's achievement of performance goals, and the date as of which the restricted stock is to become vested falls within the Term of this Agreement, the stock will be awarded and become vested at the end of the performance period if and to the extent that the performance goals are met. The Executive must satisfy the tax withholding requirements described in Section 11 with respect to the restricted stock.

                   (iv) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under the Company's pension, medical and other benefit plans, and the Company will continue the Executive's coverage under the Company's benefit plans as if the Executive remained employed through the end of the Term of this Agreement. Notwithstanding the foregoing, if the Company determines that giving such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a benefit plan, or otherwise have adverse legal ramifications, the Company may pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of giving such credit and continued coverage.

               (c) If the Executive voluntarily terminates employment with the Company during the Term of this Agreement under circumstances described in this subsection (c), the Executive will be entitled to receive the benefits described in subsections (a) and (b) above as if the Company had terminated the Executive's employment other than for Cause. Subject to the provisions of this subsection (c), these benefits will be provided if the Executive voluntarily terminates employment after (i) the Company reduces the Executive's base salary, (ii) the Executive is not in good faith considered for incentive awards as described in Section 5(a)(ii), (iii) the Company fails to provide benefits as required by Section 5(b), (iv) the Company relocates the Executive's place of employment to a location further than 30 miles from Richmond, Virginia, (v) the Company demotes the Executive to a position that is not a senior management position (other than on account of the Executive's disability, as defined in Section 8 below) or (vi) the Company restructures the Executive's position such that the Chief Executive Officer of Virginia Electric and Power Company no longer reports to the Executive, thereby rendering the Executive's current position unnecessary, and does not offer the Executive another senior management position. For this purpose, a "senior management position" means the position of Chief Executive Officer, Chief Operating Officer or President of Dominion Resources, Inc. ("DRI"), the position of President of a subsidiary of DRI, or a position that reports directly to the Chief Executive Officer or Chief Operating Officer of DRI or to the President of a DRI subsidiary. In order for this subsection (c) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (c), (2) the Executive's voluntary termination under this subsection must occur within 60 days after the Executive knows or reasonably should know of an event described in clause (i), (ii), (iii), (iv), (v) or (vi) above, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii),
(iii), (iv), (v) or (vi), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv), (v) or (vi), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (c) on account of the event specified in the Executive's notice.

               (d) The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company. The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise. If the Executive's employment is terminated by the Company for Cause or if the Executive voluntarily terminates employment for a reason not described in subsection (c) above or Section 8 below, this Agreement will immediately terminate without liability on the part of the Company.

          8. Disability or Death. If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Section 7(b)(i), (ii) and (iii) of this Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Section 7(b)(i), (ii) and (iii) will be provided to the personal representative of the Executive's estate or to the beneficiary designated under the terms of the applicable benefit plan, in the case of a plan benefit. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive participates. Upon the Executive's death or disability, the provisions of Sections 1, 2, 5, 6 and 7 (except as provided above) of this Agreement will terminate. The term "disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

          9. Cause. For purposes of this Agreement, the term "Cause" means (i) fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or wilful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conduct that constitutes disloyalty to the Company, and that materially harms or has the potential to cause material harm to the Company, (iv) conviction of a felony or crime involving moral turpitude, or (v) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

          10. Parachute Tax. If the Company determines that any amounts payable under this Agreement would be subject to the excise tax imposed under Code Section 4999 on "excess parachute payments", the Company will compute the after-tax amount that would be payable to the Executive if the total amounts that are payable to the Executive by the Company or a plan of the Company and are considered "parachute payments" for purposes of Code
Section 280G ("Parachute Payments") were limited to the maximum amount that may be paid to the Executive under Code Sections 280G and 4999 without imposition of the excise tax (this after-tax amount is referred to as the "Capped Amount"). The Company will also compute the after-tax amount that would be payable to the Executive if the total Parachute Payments were payable without regard to the Code Sections 280G and 4999 limit (this after-tax amount is referred to as the "Uncapped Amount"). Notwithstanding anything in this Agreement to the contrary, if the Capped Amount is greater than or equal to 97% of the Uncapped Amount, then the total benefits and other amounts that are considered Parachute Payments and are payable to the Executive under this Agreement will be reduced to the largest amount that will result in no portion of any such payment being subject to the excise tax imposed by Code Section 4999. Tax counsel selected by mutual consent of the Company and the Executive will determine the amount of any such reduction in good faith. The determination will be made before the payments are due and payable to the Executive, to the extent possible. The Executive will determine which payments will be reduced, subject to approval by the Company (which approval may not be unreasonably withheld). The Executive will have no right to receive Parachute Payments under this Agreement in excess of the reduced amount. The calculations under this Section will be made in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the calculations are made.

          11. Indemnification. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

          12. Payment of Compensation and Taxes. All amounts payable under this Agreement (other than restricted stock, which will be paid according to the terms of the Company's Long-Term Incentive Plan) will be paid in cash, subject to required income and payroll tax withholdings. No unrestricted stock will be issued to the Executive with respect to the vesting of restricted stock until the Executive has paid to the Company the amount that must be withheld for applicable income and employment taxes or the Executive has made provisions satisfactory to the Company for the payment of such taxes.

          13. Administration. The Committee will be responsible for the administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become immediately due and owing.

          14. Assignment. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive.

          15. Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

          16. Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

          17. Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

          WITNESS the following signatures.

                                        DOMINION RESOURCES, INC.


                                        By:__________________________
                                             Thos. E. Capps,
                                             Chief Executive Officer

Dated:___________________




                                        _____________________________
                                              Tyndall L. Baucom

Dated:___________________